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                         SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON DC 20549

                                    FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF THE
                          INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Separate Account IMO of First Allmerica Financial Life Insurance Company

Address of Principal Business Office:

440 Lincoln Street, Worcester, Massachusetts 01653

Telephone Number:

(508) 855-1000

Name and Address of Agent for Service of Process:

Charles F. Cronin

Secretary

First Allmerica Financial Life Insurance Company

440 Lincoln Street

Worcester MA 01653

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

   Yes X  No
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                                       SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, Registrant has caused this notification of registration to be duly signed on behalf of Registrant in the City of Worcester and the Commonwealth of Massachusetts on the 29th day of June, 2001.

Separate Account IMO

First Allmerica Financial Life Insurance Company

________________________________________________


(Registrant)



By: /s/ Sheila B. St. Hilaire

_____________________________________

Sheila B. St. Hilaire

Assistant Vice President and Counsel



Attest: /s/ Thomas A. Pierce

_____________________________________

Thomas A. Pierce

Assistant Vice President and Counsel